EXHIBIT 99.1



[LOGO] MTS
MTS SYSTEMS CORPORATION
14000 Technology Drive
Eden Prairie, MN  55344-2290
Telephone 952-937-4000
FAX 952-937-4515

--------------------------------------------------------------------------------


NEWS RELEASE


FOR IMMEDIATE RELEASE                      For More Information Contact:
NOVEMBER 19, 2003                          Susan Knight, Chief Financial Officer
                                           (952) 937-4000 Paul
                                           Runice, Treasurer
                                           (952) 937-4003

MTS FISCAL 2003 RESULTS EXCEED EARNINGS GUIDANCE ON 4% REVENUE INCREASE

Eden Prairie, Minn., November 19, 2003 - MTS Systems Corporation (NASDAQ: MTSC) today reported net income of $5.1 million, or $0.24 per diluted share, for its fourth quarter ended September 27, 2003, compared to net income of $5.9 million, or $0.27 per diluted share, for the fourth quarter of fiscal 2002, on flat revenue. Net income for fiscal 2003 was $20.3 million, or $0.95 per diluted share, compared to fiscal 2002 net income of $4.3 million, or $0.20 per diluted share, on higher revenue.

"MTS delivered revenue and earnings for the quarter slightly above our guidance. Orders were below expectations due to continued customer restrictions on capital spending, particularly in North America. We saw a positive orders trend develop in the Sensors business, which experienced 15 percent orders growth in the quarter. However, we still do not see any significant capital spending increases in the Test segment markets," said Sidney W. Emery, Jr., Chairman and CEO. "Fiscal 2003 demonstrates the strength of our strategy and the resolve of our employees to deliver strong results despite weak market conditions."

Fourth quarter orders were less than expected at $72.1 million, a decrease of 15 percent compared to orders of $84.9 million for fourth quarter of fiscal 2002. Fiscal 2003 orders were $324.2 million, a decrease of 8 percent from orders of $351.6 million for fiscal 2002, with weakness in North American and Asian markets more than offsetting strength in Europe. Backlog decreased 6 percent in the quarter, from approximately $169 million to approximately $159 million.

Revenue exceeded the Company's expectations for fourth quarter at $83.1 million, flat with revenue of $83.2 million for fourth quarter of fiscal 2002. Fiscal 2003 revenue was $340.1 million, an increase of 4 percent compared to $327.2 million for fiscal 2002, reflecting stronger volume in both the Test and Industrial segments.

Fourth quarter income from operations was $8.7 million, compared to income from operations of $8.2 million for fourth quarter of fiscal 2002, which included $0.8 million of non-recurring audit and related fees associated with the Company's fiscal 2002 and prior year restatement activity. Fourth quarter fully diluted earnings per share were $0.24 compared to fully diluted earnings per share of $0.27 for fourth quarter of fiscal 2002, primarily resulting from higher tax expense in the current year quarter.

Fiscal 2003 income from operations was $33.1 million, compared to $31.3 million for fiscal 2002, primarily due to higher year-over-year revenues. Fiscal 2003 fully diluted earnings per share before the impact of discontinued operations and the cumulative effect of accounting changes was $1.00, compared to $1.04 for fiscal 2002, reflecting the non-recurring favorable impact of the sale of an investment in fiscal 2002. Fiscal 2003 fully diluted earnings per share were $0.95, compared to fully diluted earnings per share of $0.20 for fiscal 2002, reflecting the unfavorable results of discontinued operations and the cumulative effect of accounting changes in fiscal 2002.


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MTS News Release
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Cash and short-term investments at year-end fiscal 2003 were $132.7 million, compared to $97.6 million at year-end fiscal 2002. The Company reduced total debt outstanding by $14.3 million during the year, to $37.7 million at year-end fiscal 2003 compared to $52.0 million at year-end fiscal 2002, and spent $16.0 million in stock repurchases.

SEGMENT RESULTS
---------------

TEST SEGMENT:

Test segment orders for fourth quarter were $57.9 million, down 19 percent compared to orders of $71.3 million for fourth quarter of fiscal 2002, primarily due to the timing of large custom project orders. Backlog decreased 7 percent from the third quarter, to approximately $150 million from approximately $162 million. Fourth quarter revenue was $70.6 million, a decrease of 3 percent compared to $72.7 million for fourth quarter of fiscal 2002, primarily due to project mix in backlog. Fourth quarter gross margin as a percentage of revenue was 36.6 percent, a decrease of 0.9 percentage points compared to 37.5 percent for fourth quarter of fiscal 2002, due to unfavorable capacity variances and product mix. The segment reported $7.3 million in income from operations, a decrease of 3 percent compared to $7.5 million for fourth quarter of fiscal 2002.

Orders for fiscal 2003 were $274.7 million, a decrease of 11 percent from fiscal 2002 orders of $308.2 million. Revenue for fiscal 2003 increased 2 percent to $292.0 million, compared to $287.0 million for fiscal 2002. The gross margin rate decreased 1.5 percentage points to 35.7 percent for fiscal 2003, compared to 37.2 percent for fiscal 2002, primarily due to unfavorable product mix. The segment reported $29.1 million in income from operations for fiscal 2003, flat with fiscal 2002, as lower gross margins were mitigated by reduced general and administrative expenses.

INDUSTRIAL SEGMENT:

Industrial segment orders increased 4 percent to $14.2 million for fourth quarter, compared to orders of $13.6 million for fourth quarter of fiscal 2002, reflecting increased Sensors business volume in Europe from new markets and customer inventory replenishment. Backlog increased 29 percent from the third quarter, to approximately $9 million from approximately $7 million. Revenue increased 18 percent for the quarter, to $12.5 million compared to revenue of $10.6 million for fourth quarter of fiscal 2002, reflecting European sales in the Sensors business and increased development revenues in the AeroMet business. Gross margin as a percentage of revenue was 48.8 percent, an increase of 4.6 percentage points compared to 44.2 percent for fourth quarter of fiscal 2002, due to favorable capacity variances. Income from operations was $1.4 million for the fourth quarter, compared to $0.7 million for fourth quarter of fiscal 2002, driven by improved volume.

Orders for fiscal 2003 were $49.5 million, an increase of 14 percent from fiscal 2002 orders of $43.4 million. Fiscal 2003 revenue increased 20 percent, to $48.1 million compared to $40.2 million for fiscal 2002. The gross margin rate increased 0.3 percentage points in fiscal 2003 to 48.0 percent, compared to 47.7 percent for fiscal 2002. Income from operations increased 82 percent to $4.0 million on stronger revenue, compared to $2.2 million for fiscal 2002.

FOURTH QUARTER CONFERENCE CALL
------------------------------

A conference call will be held on Thursday, November 20th, at 9:00 a.m. CST (10:00 a.m. EST). Call +1-773-756-4702; state the Passcode "Fourth Quarter" and conference leader "Chip Emery". Telephone re-play will be available through 6:00 p.m. CDT, December 2, 2003. Call +1-402-530-7632 and state the Passcode "4006."

If you prefer to listen live over the Internet, please log on to the web at http://www.mts.com/news/financial_news.htm and click on the Vcall webcast image. The call will be archived through 6:00 p.m. CDT, February 20, 2004.


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MTS News Release
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ABOUT MTS SYSTEMS CORPORATION
-----------------------------

MTS Systems Corporation is a global supplier of testing products that help customers accelerate and improve their design, development, and manufacturing processes. MTS products are used for determining the mechanical behavior of materials, products, and structures and include computer-based testing and simulation systems, modeling and testing software, and consulting services. The Company is also a leading manufacturer of industrial position sensors. MTS had 1,630 employees and revenue of $340 million for the fiscal year ended September 27, 2003. Additional information about MTS can be found on the worldwide web at http://www.mts.com.

THIS RELEASE MAY CONTAIN "FORWARD-LOOKING STATEMENTS" MADE PURSUANT TO THE SAFE HARBOR PROVISION OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 THAT ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, AS WELL AS ASSUMPTIONS, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL RESULTS AND THOSE PRESENTLY ANTICIPATED OR PROJECTED. IN ADDITION TO ANY FACTORS DISCUSSED ABOVE, OTHER IMPORTANT RISK FACTORS ARE DELINEATED IN THE COMPANY'S SEC REPORTS, INCLUDING FORM 10-K FOR THE YEAR ENDED SEPTEMBER 28, 2002.



                                     (more)


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MTS News Release
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                             MTS SYSTEMS CORPORATION
                           Consolidated Balance Sheets
                (in thousands of dollars, except per share data)

                                                                   SEPTEMBER 27,  September 28,
                                                                       2003          2002
                                                                     ---------     ---------
ASSETS
Current Assets:
  Cash and cash equivalents                                          $  74,183     $  62,456
  Short-term investments                                                58,560        35,094
  Accounts receivable, net of allowances for doubtful accounts          59,637        59,943
  Unbilled contracts and retainage receivable                           21,939        32,276
  Inventories                                                           34,709        40,245
  Prepaid expense                                                        3,928         5,018
  Current deferred tax asset                                             9,682         8,739
  Other current assets                                                   2,075            19
  Assets of discontinued operations                                         --        15,311
                                                                     ---------     ---------
    Total current assets                                               264,713       259,101
                                                                     ---------     ---------

Property and Equipment:
  Land                                                                   3,247         3,247
  Buildings and improvements                                            47,031        44,723
  Machinery and equipment                                               84,834        79,679
  Accumulated depreciation                                             (78,908)      (70,765)
                                                                     ---------     ---------
    Total property and equipment, net                                   56,204        56,884
                                                                     ---------     ---------

  Goodwill                                                               4,383         4,268
  Other assets                                                           2,562         3,725
  Non-current deferred tax asset                                         2,516         1,593
                                                                     ---------     ---------
  Total Assets                                                       $ 330,378     $ 325,571
                                                                     =========     =========

LIABILITIES AND SHAREHOLDERS' INVESTMENT

  Current Liabilities:
    Notes payable                                                    $     383     $     598
    Current maturities of long-term debt                                 6,839         8,605
    Accounts payable                                                    10,483        12,688
    Accrued payroll-related costs                                       24,742        20,421
    Advance payments from customers                                     40,456        37,650
    Accrued warranty costs                                               4,862         4,482
    Accrued income taxes                                                 5,571        11,120
    Other accrued liabilities                                           15,838        15,399
    Liabilities of discontinued operations                                  --         1,793
                                                                     ---------     ---------
      Total current liabilities                                        109,174       112,756
                                                                     ---------     ---------

  Deferred income taxes                                                  6,265         1,519
  Long-term debt, less current maturities                               30,487        42,789
  Other long-term liabilities                                            8,346         6,242
                                                                     ---------     ---------
  Total Liabilities                                                    154,272       163,306
                                                                     ---------     ---------

  Shareholders' Investment:
    Common stock, $.25 par; 64,000 shares authorized:
      20,719 and 21,208 shares issued and outstanding                    5,180         5,302
    Additional paid-in capital                                           1,534         9,770
    Retained earnings                                                  162,076       146,857
    Accumulated other comprehensive income                               7,316           336
                                                                     ---------     ---------
      Total shareholders' investment                                   176,106       162,265

                                                                     ---------     ---------
  Total Liabilities and Shareholders' Investment                     $ 330,378     $ 325,571
                                                                     =========     =========

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MTS News Release
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                             MTS SYSTEMS CORPORATION
                        Consolidated Statements of Income
                (in thousands of dollars, except per share data)

                                                                            Three Months Ended                 Year Ended
                                                                       -----------------------------   -----------------------------
                                                                       SEPTEMBER 27,   September 28,   SEPTEMBER 27,   September 28,
                                                                            2003            2002            2003            2002
                                                                         ---------       ---------       ---------       ---------
Revenue                                                                  $  83,100       $  83,227       $ 340,087       $ 327,185
Cost of sales                                                               51,169          51,293         212,790         201,362
                                                                         ---------       ---------       ---------       ---------
  Gross profit                                                              31,931          31,934         127,297         125,823
                                                                         ---------       ---------       ---------       ---------

Operating expenses:
  Selling                                                                   12,908          12,341          52,210          51,120
  General and administrative                                                 6,309           8,029          26,388          27,924
  Research and development                                                   3,973           3,378          15,583          15,491
                                                                         ---------       ---------       ---------       ---------
    Total operating expenses                                                23,190          23,748          94,181          94,535

                                                                         ---------       ---------       ---------       ---------
Income from operations                                                       8,741           8,186          33,116          31,288
                                                                         ---------       ---------       ---------       ---------

Interest expense                                                               817           1,132           3,621           4,203
Interest income                                                               (405)           (672)         (2,169)         (1,201)
Gain on sale of investments                                                     --              --              --          (2,630)
Other expense (income), net                                                    (57)         (1,167)           (852)         (1,967)
                                                                         ---------       ---------       ---------       ---------

Income before income taxes, discontinued operations,
  and cumulative effect of accounting change                                 8,386           8,893          32,516          32,883
Provision for income tax                                                     3,262           2,744          11,225          10,613
                                                                         ---------       ---------       ---------       ---------
Income before discontinued operations and
  cumulative effect of accounting change                                     5,124           6,149          21,291          22,270
                                                                         ---------       ---------       ---------       ---------

Discontinued operations:
  (Loss) income from discontinued operations, net of tax                        --            (281)            199          (4,267)
  Loss on sale of discontinued businesses, net of tax                           --              --          (1,177)             --
  Cumulative effect of accounting change, net of tax                            --              --              --          (9,198)
                                                                         ---------       ---------       ---------       ---------
    Loss from discontinued operations, net of tax                               --            (281)           (978)        (13,465)
                                                                         ---------       ---------       ---------       ---------

Income before cumulative effect of accounting change
  on continuing operations                                                   5,124           5,868          20,313           8,805
Cumulative effect of accounting change on continuing
  operations, net of tax                                                        --              --              --          (4,523)
                                                                         ---------       ---------       ---------       ---------
  Net income                                                             $   5,124       $   5,868       $  20,313       $   4,282
                                                                         =========       =========       =========       =========

Earnings per share:
  Basic-
    Income before discontinued operations and cumulative
      effect of accounting change                                        $    0.24       $    0.29       $    1.01       $    1.06
    Discontinued operations:
      (Loss) income from discontinued operations, net of tax                  0.00           (0.01)           0.01           (0.20)
      Loss on sale of discontinued businesses, net of tax                     0.00            0.00           (0.06)           0.00
      Cumulative effect of accounting change, net of tax                      0.00            0.00            0.00           (0.44)
                                                                         ---------       ---------       ---------       ---------
        Loss from discontinued operations, net of tax                         0.00           (0.01)          (0.05)          (0.64)
                                                                         ---------       ---------       ---------       ---------
    Income before cumulative effect of accounting change
      on continuing operations                                                0.24            0.28            0.96            0.42
    Cumulative effect of accounting change, net of tax                        0.00            0.00            0.00           (0.22)
                                                                         ---------       ---------       ---------       ---------
    Earnings per share                                                   $    0.24       $    0.28       $    0.96       $    0.20
                                                                         =========       =========       =========       =========

    Weighted average number of common shares outstanding - basic            21,183          21,205          21,119          21,100
                                                                         =========       =========       =========       =========

  Diluted-
    Income before discontinued operations and cumulative
      effect of accounting change                                        $    0.24       $    0.28       $    1.00       $    1.04
    Discontinued operations:
      (Loss) income from discontinued operations, net of tax                  0.00           (0.01)           0.01           (0.20)
      Loss on sale of discontinued businesses, net of tax                     0.00            0.00           (0.06)           0.00
      Cumulative effect of accounting change, net of taxes                    0.00            0.00            0.00           (0.43)
                                                                         ---------       ---------       ---------       ---------
        Loss from discontinued operations, net of tax                         0.00           (0.01)          (0.05)          (0.63)
                                                                         ---------       ---------       ---------       ---------
  Income before cumulative effect of accounting change
    on continuing operations                                                  0.24            0.27            0.95            0.41
  Cumulative effect of accounting change, net of tax                          0.00            0.00            0.00           (0.21)
                                                                         ---------       ---------       ---------       ---------
  Earnings per share                                                     $    0.24       $    0.27       $    0.95       $    0.20
                                                                         =========       =========       =========       =========
  Weighted average number of common shares outstanding - diluted            21,703          21,601          21,474          21,433
                                                                         =========       =========       =========       =========